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                         SECTION 457 ANNUITY ENDORSEMENT
                            TAX-EXEMPT ORGANIZATIONS

              Made a part of the Contract to which it is attached.

Employer is a tax-exempt organization that sponsors a nonqualified deferred compensation plan for a select group of management or highly compensated employees. This Plan is considered unfunded for purposes of Title 1 of ERISA and this Contract will not affect the status of the Plan as an unfunded plan. This Contract is for the sole use of the Contractowner, subject only to the claims of Contractowner's general creditors as required by Internal Revenue Code section 457(b)(6), and Plan Participants have no right, title or interest in this Contract. The terms of this Endorsement override any conflicting provision of the Contract.

                   The Lincoln National Life Insurance Company


                           /s/ John H. Gotta
                           -----------------------------------------
                           John H. Gotta
                           Executive Vice President and
                           Chief Executive Officer of Life Insurance
                           and Retirement Services